Filed Pursuant to Rule 433

Registration Statement Nos. 333-205558

and 333-205558-01

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

August 25, 2016

Issuer: NextEra Energy Capital Holdings, Inc.

Designation:	Series G Debentures due September 1, 2018
Registration Format:	SEC Registered
Principal Amount:	$500,000,000
Date of Maturity:	September 1, 2018
Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, beginning March 1, 2017
Coupon Rate:	1.649%
Price to Public:	100.250% of the principal amount thereof
Benchmark Treasury:	0.750% due July 31, 2018
Benchmark Treasury Yield:	0.772%
Spread to Benchmark
Treasury Yield:	75 basis points
Reoffer Yield:	1.522%
Trade Date:	August 25, 2016
Settlement Date:	September 1, 2016
CUSIP / ISIN Number:	65339K AJ9/US65339KAJ97

Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Baa1” (stable)
Standard & Poor’s Ratings Services	“BBB+” (stable)
Fitch Ratings	“A-” (stable)

Remarketing Agents:	Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any Remarketing Agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037.